Exhibit 23




                          Independent Auditors' Consent


The Board of Directors
LabOne, Inc.:


We consent to the incorporation by reference in the Registration Statements (No. 33-51484 and No. 33-59309) on Form S-8 of LabOne, Inc. of our report dated, June 9, 2000, relating to the statements of net assets available for benefits of the 401(k) Plan of LabOne, Inc. as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1999 and the supplementary schedules, which report is included herein.


                                 KPMG LLP

Kansas City, Missouri
June 28, 2000